Exhibit (c)(iii) Confidential Project Picasso – Board of Directors Discussion Materials Goldman Sachs & Co. LLC March 5, 2024 Investment Banking

Confidential Disclaimer These materials have been prepared by Goldman Sachs on a confidential basis for presentation solely to you in connection with an informational presentation which Goldman Sachs is making to senior management, at your invitation. These materials and Goldman Sachs’ presentation relating to these materials (collectively, the “Presentation”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Presentation was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Presentation by persons other than those set forth above. 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The analyses contained in the Presentation do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Any indications of value or synergies in the Presentation are based solely on public information, are for illustrative purposes only, and do not reflect actual values or synergies that may be achieved or realized by you or any views of Goldman Sachs with respect to any such values or synergies. Investment Banking | 2

Confidential Executive Summary | GS Perspectives Goldman Sachs is pleased to have the opportunity to present our perspectives on the current situation to the Picasso Board of Directors n Market backdrop in software is supportive and Picasso is operating from a position of strength — Software investors are rewarding a balance of growth and margin, consistent with Picasso’s profile (12% revenue CAGR and 26% UFCF margin) — Tech M&A market has had an active start to the year with two large strategic transactions (HPE / Juniper for ~$14bn, Synopsys / Ansys for ~$35bn) as well as sponsor activity (e.g., Thoma / Everbridge for ~$2bn), all of which were priced at meaningful premiums (~32%, 29%, and 47% respectively) — Despite consistent operating performance, Picasso shares have remained rangebound since the IPO (~$21/share today compared to $18/share IPO price) — Picasso has a number of strategic growth levers to continue to drive performance, ranging from AI to cross-sell to targeted acquisitions n Against this backdrop, Picasso has received an unsolicited proposal to acquire the Company — Proposal is from a highly credible sponsor (Beta) and a premium to current ($25-27/share or 20-29% premium) — We believe that this proposal, or a proposal from a competing party, could ultimately get to a valuation level that is compelling versus the standalone path, and therefore it makes sense to explore this option further at this time — Our recommendation is that Picasso use the proposal from Beta to catalyze a targeted and efficient process over the next several weeks — We believe there are several other parties that could be interested in this situation. Process would be designed to receive indications of value from these parties over the coming weeks such that the Board can make a more informed decision with respect to value versus standalone path Investment Banking | 3

Confidential Today’s Agenda 1 Review of the Software M&A Environment 2 Review of Picasso’s Trading Performance 3 Positioning the Picasso Story 4 Perspectives on Process and Potential Buyers Investment Banking | 4

Review of the Software M&A Environment Investment Banking

Confidential Accelerating Software M&A Activity with Increasing Sponsors Participation Sponsor % of Software M&A Volume (excl. Deals Over $20bn) 37% 40% 39% 36% 27% 22% 38% 50% $ 450 Sponsors $ 29 Strategics $ 362 Deals Over $20bn $ 137 64 Strategic $ 235 $ 329 $ 214 Transactions $ 182 $ 71 $ 167 $ 69 $ 34 $ 130 $ 138 $ 28 $ 26 $ 91 $ 120 $ 69 $ 93 $ 59 61 Sponsor $ 66 $ 91 $ 86 Transactions $ 35 $ 70 $ 57 $ 52 $ 45 $ 38 $ 24 2016 2017 2018 2019 2020 2021 2022 2023 Number of Sponsor Take-Privates 8 2 10 6 6 10 16 18 12.73 2023 $1bn+ Software Take-Privates Select 2023 Software Strategic M&A $10.5bn $4.6bn $1.3bn $3.6bn $28.1bn $2.3bn $1.1bn $1.4bn $11.7bn $1.5bn $4.5bn $2.6bn $6.1bn $1.4bn $1.7bn $4.0bn $4.4bn Jun-2023 Jun-2023 Jun-2023 Jul-2023 Sep-2023 Jan-2023 Jan-2023 Feb-2023 Mar-2023 Mar-2023 Mar-2023 Apr-2023 July-2023 Aug-2023 Aug-2023 Oct-2023 Dec-2023 Source: FactSet; market data as of 1-Jan-2024 Note: Analysis includes all software deals; public and private deals considered. Analysis excludes intra-China and cancelled deals. Only transactions above $500mm or with undisclosed transaction sizes are included in both total volumes and total counts. Investment Banking | 6

Confidential Sponsors Remained Most Active Buyers Strategics ($>10bn) Sponsors Strategics ($<10bn) Remain Active Through the Cycle 2022 Average: $55 2021 Average: $23 $ 95 $ 96 $ 44 2022 Average: $22 2021 Average: $17 2021 Average: $39 2023 Average: $17 $ 25 / $ 31 $ 60 $ 23 $ 28 $ 27 $ 25 2022 Average: $9 $ 50 $ 23 2023 Average: $17 $ 14 $ 13 $ 33 2023 Average: $5 $ 14 $ 11 $ 14 $ 13 $ 26 $ 25 $ 12 $ 9 $ 24 $ 12 $ 22 $ 8 $ 7 $ 5 $ 5 $ 4 $ 8 $ 2 $ 2 $ 4 $ 2 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 2021 2022 2023 2021 2022 2023 2021 2022 2023 Source: FactSet; market data as of 1-Jan-2024 Note: Analysis includes all software deals; public and private deals considered. Analysis excludes intra-China and cancelled deals. Only transactions above $500mm or with undisclosed transaction sizes are included in both total volumes and total counts. Investment Banking | 7

10Y US Treasury Rate (%) Confidential Growth Remains Key Valuation Driver but Investors Increasingly Focus on Profitability Again Correlation of Valuation vs. Growth and Rule of 40 Over Time After a period of outsized focus on profitability, growth is once again the main driver of valuation, though convergence is reemerging 0.6 5% 0.56 4% 4% 0.50 0.4 3% 2% 0.2 1% 0.0 0 % Sep-2021 Mar-2022 Aug-2022 Feb-2023 Jul-2023 Jan-2024 EV/NTM Sales: Revenue Growth EV/NTM Sales: Rule of 40 US 10Y Treasury Source: FactSet; market data as of 1-Jan-2024 Note: Analysis includes 59 Cloud Companies. Valuation reflects EV/24E multiple. Growth reflects CY2024E growth. Rule of 40 calculated as sum of NTM 2024E growth and NTM 2024E FCF margin. Investment Banking | 8 Correlation (R2 )

Confidential Software Multiples Have Adjusted to a New Reality 70x 3Y Avg. Pre- 1 2 COVID Current COVID Avg. Top 10 NTM Revenue 14.3 x 16.6 x 36.4 x 4 Multiple 60x 3 High Growth Software 9.3 8.9 30.4 (10y UST) 4.0 % All Software 6.3 5.7 9.8 4% 50x 40x 30x 2% 20x 16.6x 10x 8.9x 5.7x 0x 0% Jan-15 Jan-16 Jan-17 Jan-18 Jan-19 Jan-20 Jan-21 Jan-22 Jan-23 Jan-24 Source: FactSet; market data as of 1-Jan-2024 1 2 Note: Analysis includes 172 software companies. Average Pre-COVID represents average NTM Revenue Multiple from 1-Jan-2017 to 1-Jan-2020. COVID 3 Average represents NTM Revenue Multiple from 20-Feb-2020 to 30-Oct-2021. Growth Software defined by companies which have a greater than 30% LFQ 4 YoY revenue growth rate. Top Software NTM revenue multiples index currently includes MicroStrategy Incorporated, Snowflake, Fair Isaac Corporation, CrowdStrike, Cloudflare, Samsara, Cadence, Datadog, Zscaler and MongoDB. Investment Banking | 9 NTM Revenue Multiple

Review of Picasso’s Trading Performance Investment Banking

Confidential Picasso Share Price Performance Since IPO Indexed Share Price Performance | Since IPO Performance (%) Since IPO 2Y 1Y 210 % Picasso 15.2% 37.8% 3.8 % Instructure 20.3 6.0 (9.3) 190 % Tyler (11.0) 4.4 37.7 Vertical Software¹ 2.6 19.1 28.2 170% 150% 130% 20.3% 15.2% 110% 2.6% 90% (11.0)% 70% 50 % Jul-2021 Nov-2021 Mar-2022 Jul-2022 Nov-2022 Mar-2023 Jul-2023 Nov-2023 Mar-2024 Picasso Instructure Tyler Vertical Software¹ Source: FactSet; market data as of 1-Mar-2024 Note: Reflects performance from 28-Jul-2021 to 1-Mar-2024. Picasso indexed off initial IPO price of $18.00 per share. 1 Includes Appfolio, Autodesk, Aspen Tech, Descartes, Guidewire, Jamf, nCino, Procore, SPS Commerce, and Veeva. Investment Banking | 11

Confidential Picasso's Stock Price has Been Mostly Range Bound $40.0 VWAPs Current Share Price $ 20.73 VWAP Since IPO $ 20.57 vs. Current Share Price 0.8% $30.0 2-Year VWAP $ 19.84 52-Week High: $ 25.02 vs. Current Share Price 4.5% 1-Year VWAP $ 21.28 15.2% $20.73 vs. Current Share Price (2.6)% $20.0 6-Month VWAP $ 22.53 52-Week Low: $ 16.49 vs. Current Share Price (8.0)% 1 Daily Average Trading Volume (k) YTD 6M 3M 3-Month VWAP $ 23.21 604 636 653 $10.0 vs. Current Share Price (10.7)% Jul-21 Nov-21 Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 Source: FactSet; market data as of 1-Mar-2024 Note: Reflects trading performance from 28-Jul-2021 to 1-Mar-2024. Picasso indexed off initial IPO price of $18.00 per share. 1 Current shares outstanding of 203mm. Investment Banking | 12

Confidential Recent Software Performance Reflects a Full Post-COVID Market Correction NTM EV / Revenue Multiples Since Picasso IPO NTM EV / EBITDA Multiples Since Picasso IPO Average Since IPO 2Y 1Y Average Since IPO 2Y 1Y 18.0 x 60.0 x Picasso 7.0 x 6.8 x 6.8 x Picasso 22.6 x 21.5 x 20.5 x 1 1 Instructure 7.5 7.3 7.3 Instructure 20.1 19.0 18.5 Tyler 9.2 8.4 8.5 Tyler 35.7 32.9 33.6 2 2 Vertical Software 9.8 8.8 9.0 Vertical Software 30.8 29.0 31.1 15.0 x 50.0 x 12.0 x 40.0 x 35.2 x 10.5 x 9.1 x 9.0 x 30.0 x 28.0 x 6.5 x 6.0 x 6.5 x 20.0 x 19.1 x 16.0 x 3.0 x 10.0 x Jul-2021 Mar-2022 Nov-2022 Jul-2023 Mar-2024 Jul-2021 Mar-2022 Nov-2022 Jul-2023 Mar-2024 Source: FactSet median consensus estimates; market data as of 1-Mar-2024. Note: Reflects trading performance from 28-Jul-2021 to 1-Mar-2024. 1 Maximum threshold for trading multiples set to 65.0x. Instructure EV PF for incremental debt and cash used for Parchment acquisition in Q1 2024. 2 Includes Appfolio, Autodesk, Aspen Tech, Descartes, Guidewire, Jamf, nCino, Procore, SPS Commerce, and Veeva. Investment Banking | 13

Confidential

Goldman Sachs

Research Analyst: Picasso Views

Current Research Analyst Estimates

Median Price Target implies 30% upside to current stock price

Date	Analyst	Rating	Target Price	FY24E Revenue ($M)	FY24E EBITDA ($M)	FY24E EPS	Methodology
Mar-2024	Jefferies	Buy	$30.00	$789	$270	$0.23	21x FY25 EV/EBITDA
Mar-2024	Restricted	Buy	27.00	789	271	0.98	NA
Feb-2024	Raymond James	Overweight	26.00	787	268	1.06	NA
Feb-2024	Needham	Buy	26.00	789	270	1.02	7.5x FY24 EV/Revenue
Feb-2024	Piper Sandler	Buy	29.00	789	270	1.01	7.5x CY25 EV/Revenue
Feb-2024	Restricted	Overweight	26.00	789	NA	0.94	NA
Feb-2024	Restricted	Overweight	28.00	NA	NA	1.00	NA
Feb-2024	Cantor Fitzgerald	Buyer	30.00	$789	270	$0.93	NA
Feb-2024	RBC	Buyer	27.00	790	270	0.99	7.2x FY24 EV/Revenue
Jan-2024	Baptista Research	Hold	26.70	789	265	(0.07)	NA
Median			**$27.00**	**$789**	**$270**	**$0.99**	
High			**30.00**	**790**	**271**	**1.02**	
Low			**26.00**	**787**	**265**	**(0.07)**	
% Variance[1]			***15%***	***0.4%***	***2%***	***110%***	

Current Research Analyst Estimates[2]



$30
$25
$20
$15
$10
$27.00
$20.73
$20.73 as of Mar 1, 2024
Mar-2023
Jul-2023
Nov-2023
Mar-2024
Price
Price Target Mean

Current Research Analyst Estimates[2]



2
12
13
13
13
14
14
13
13
12
12
12
12
12
Mar-2023
Jun-2023
Sep-2023
Dec-2023
Mar-2024
Buy
Hold
Sell

Source: Wall Street Research, FactSet, IBES Estimates as of 01-Mar-2024. [1]% variance is calculated as the delta between the high and low, divided by the median.[2] As of latest Mar-2024 earnings.

Investment Banking | 14

Positioning the Picasso Story Investment Banking

Confidential Investment Highlights Key Value Drivers to Focus On Vertical Software Market Leader in K-12 Unmatched System of Record and Breadth of Capabilities Best-in-Class Cloud Solutions Purpose-built for K-12 Enabling Software Uniquely Positioned to Highly Compelling Return on Investment Adoption in Unlock the Power of AI International K-12 in Education Culture Built Around Intense Passion for Education Markets Unrivaled Data Asset, Analytics and Insight Platform Cutting-edge AI Capabilities Strong Track-Record of Early Innings in Meaningful International Expansion Opportunity Cross-Sell Motion Consolidation Thesis, Supports Future Creating the Multiple Avenues for Continued Growth Margin Expansion Opportunity to Accelerate M&A Investment Banking | 16

Confidential

Enabling Software Adoption in International K-12 Markets

Meaningful international expansion opportunity, with clear path to capturing market share


3
Global Opportunity
Drive growth in strategic markets
Meaningfully expand TAM
International Expansion: 1.3 Billion Students Outside North America
Global K-12 Student Counts
$80-$100M
in 3-5 Years
International Expansion
International Cross-Sell Win
Existing customer with 9 products
Expanded with Connected Intelligence and My PowerSchool
Leveraging our localization framework and right-to-left translations built for Middle East region
Expanding Channel Partnerships
Signed 4 additional channel partners in Q4, all in strategic LatAm region
Finished 2023 with 14 international channel partners, ahead of goal of 12
Hired General Manager in Q4

Expansion in India


PowerSchool
Neversk!p
Optimize School Operations
Elevate Student and Staff Success
Increase Family Engagement

- September 2023 announced acquisition of enterprise resource planning (ERP) software company Neverskip
- Picasso will immediately expand its reach to over 900 schools and 1.2 million students in India
- Sets a foundation for growth to support the larger Indian education market

International Leadership

Appointed Stewart Monk to lead international strategy for all Picasso products

Announced continued expansion of Picasso's Global PowerPartner Program

Expansion in Africa

*"We've seen the innovative impact of OneConnect's technology services and solutions and know they are the **right partner to expand our support to the over 240 million students enrolled in Sub-Saharan Africa** and beyond."*

-Hardeep Gulati, CEO

Expansion in Latin America

*"We continued to expand our international reach in Q4 by signing 4 additional channel partners, all of which are strong technology resellers and integrators **focused on the Latin America region, a strategic growth market for us, given our highly successful nationwide Schoology rollout in Uruguay during the pandemic.**"*

-Hardeep Gulati, CEO

Investment Banking | 17

Confidential Uniquely Positioned to Unlock the Power of AI in Education Cutting-edge AI capabilities – and new PowerBuddy AI Assistant – keep Picasso at the vanguard of K-12 technology solutions Unique Position to Lead GenAI- Picasso AI in Products Today Powered Personalization Education Innovation Picasso's AI assistant uniquely crafted for students, families, teachers, and administrators delivering personalized insights, fostering engagement, and creating a supportive environment to support all educational stakeholders Investment Banking | 18

Confidential Strong Track-Record of Cross-Sell Motion Supports Future Margin Expansion Margin expansion led by best-in-class cross-sell capabilities, with significant room for existing customers to expand platform usage Q4 2023 107% 33% 1 1 Net Retention Rate Adj. EBITDA Margin 1 Figures as of Q4 2023. Investment Banking | 19

Confidential Early Innings in Consolidation Thesis, Creating the Opportunity to Accelerate M&A Payments Analytics International Communications Assessments UK Australia Enrollment & Marketing Engagement Pre-K Brazil India Learning Management Career System Readiness & Search Other Content Safety & Other Well- being SIS & Talent Finance Investment Banking | 20

Perspectives on Process and Potential Buyers Investment Banking

Confidential Situation Update th n February 29 received verbal proposal from Beta n Range $25 - $27, representing a premium of 20 - 29% to the previous day’s close and 0 - 8% to the 52-week high n Key options for consideration: — Decline to engage, continue to execute as public company — Use proposal as a catalyst to launch a process and drive potential value 1 — Exclusive process with only Beta 2 — Targeted process with outreach to limited investors 3 — Broad process with outreach to a wide group of investors Investment Banking | 22

Confidential

Goldman Sachs

The Level And Quality Of Buyer Interest Will Impact The Breadth Of The Sale Process

GS Recommendation

	1 Exclusive Process	2 Targeted Process	3 Broad Process
Description	■ Engage in exclusive dialogue with Beta ■ Only advisable after detailed discussions have taken place and buyer known to be aggressive on price	■ Approach a targeted list of well-informed potential buyers ■ May include both strategic and financial buyers	■ Invite a larger number of potentially interested buyers including both strategic and financial buyers ■ Involves multiple stages with multiple buyers included in process and then reduced at each stage
Reasons For	+ Maximum confidentiality + Potentially quickest to execute + Minimizes disruption to business + Clear standout buyer with demonstrated strong interest	+ Increased confidentiality + Avoid perceptions of business being "shopped" if a decision is ultimately made to not sell + Effective 'middle' ground between options	+ Creates maximum competition and can result in higher price + Limits buyers' ability to assess negotiating position of vendor + Maximises likelihood that all viable buyers will be contacted + Increases likelihood of a "left field buyer" emerging
Reasons Against	— Absence of competitive process reduces pressure on potential buyer to pay a premium valuation and adhere to preferred timetable / terms	— Risk that potentially interested buyers and high value "left field" buyers are excluded from process	— Difficult to maintain confidentiality and an aborted process could reflect negatively on business — Time and resource intensive, general distraction for business and potentially costly — Some buyers may be deterred by a broad process
Confidentiality	✓✓✓	✓✓	✓
Speed of Process	✓✓✓	✓✓	✓
Value Maximisation Potential	Contingent on buyer	✓✓	✓✓✓

Investment Banking | 23

Confidential Landscape of Software Investors Financial Sponsor Strategics Sponsor Select Current Investments Other Investors & Strategics Family Offices SWF / Pensions / Infra / Other Infrastructure Investment Banking | 24

Confidential Preliminary Proposed Partners Contact Fund Size (bn) Contact Fund Size (bn) Dave Humphrey Bryan Taylor $25.0 (Fund X) Max de Groen $11.8 (Fund XIII) Lauren Young Valentin Fernandez Jason Wright $13.0 (Fund XI) Martin Brand $16.6 (Fund IX) Prakash Melwani Prashant Mehrotra $14.1 (Fund XII) Eli Nagler Jason Glass Patrick McCarter $14.8 (Fund VIII) €26.0 (Fund IX) Alexandra Van Arkel Craig Greenseid Casey Manzella Tarim Wasim Deven Parekh $23.0 (Fund XI) $20.0 (Fund XII) Matt Eisen Anika Agarwal John Danhakl Richard Sarnoff $14.0 (Fund IX) Usama Cortas Webster Chua $19.0 (Fund XIII) Saul Kopelowitz Aubrey Barth NA €9.0 (Fund XI) Greg Sheldon Tim Millikin Gautam Thakar $15.6 (Fund IX) NA John Rogers Denis Nikolaev Ramzi Musallam Jason Mironov $16.5 (Fund XV) $10.6 (Fund VIII) Dan Sugar Holden Spaht $24.3 (Fund XV) Brian Jaffee Jamie Hutter Amy Aurora NA Arvindh Kumar €21.0 (Fund X) Kosmo Kalliarekos Mike Wetter NA Jesper Ridder Olsen NA Safra Catz NA Nick Yuan Dan Bitar NA Janet Glazer NA Kay Krafft NA Lynn Moore Jr Brad Powell Brian Miller NA Geo Kane NA Jeff Puckett Steve McDermid Investment Banking | 25 Strategics Tier 1 Sponsor Likely Not Interested Tier 3 Sponsor Tier 2 Sponsor

Confidential

Goldman Sachs

Selected Public Software Transactions

Transaction Premia | Public Software Transactions Since 2022


Premium to Undisturbed (%)
94 %
77 %
63 %
62 %
59 %
57 %
53 %
53 %
52 %
52 %
47 %
46 %
46 %
44 %
44 %
34 %
34 %
32 %
32 %
31 %
29 %
29 %
27 %
24 %
17 %
Median: 46 %

Announcement	Oct-2022	Dec-2022	Aug-2022	Mar-2023	Dec-2023	Feb-2023	Oct-2022	Mar-2022	Apr-2022	Jun-2022	Feb-2024	Jan-2023
Target	UserTesting	Coupa	Ping Identity	Qualtrics	Alteryx	Sumo Logic	ForgeRock	Mandiant	Datto	Anaplan	Everbridge	Duck Creek
Acquirer	Thoma Bravo	Thoma Bravo	Thoma Bravo	Silver Lake & CPP Investments	Clearlake	Francisco Partners	Thoma Bravo	Google	Kaseya	Thoma Bravo	Thoma Bravo	Vista
Transaction Value ($bn)[1]	$ 1.1	$ 8.1	$ 2.8	$ 11.7	$ 4.4	$ 1.4	$ 2.0	$ 5.4	$ 6.0	$ 10.1	$ 1.8	$ 2.3
% Cash Consideration	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %
Undisturbed as % of 52-Week High[2]	28 %	23 %	58 %	36 %	44 %	61 %	45 %	67 %	83 %	53 %	68 %	45 %
Premium to 52-Week High[2]	(46)%	(60)%	(6)%	(42)%	(31)%	(5)%	(32)%	2 %	26 %	(20)%	(0)%	(35)%

Announcement	Mar-2023	May-2022	Oct-2022	May-2023	Jun-2022	Aug-2023	Apr-2022	Sep-2023	Mar-2023	Jan-2024	Aug-2022	Jan-2022	Jul-2023
Target	Momentive	VMware	KnowBe4	Absolute Software	Zendesk	Avid Technology	SailPoint	Splunk	Cvent	Ansys	Avalara	Citrix	New Relic
Acquirer	Symphony Technology Group	Broadcom	Vista	Crosspoint	Investor Group	Symphony Technology Group	Thoma Bravo	Cisco	Blackstone	Synopsys	Vista	Vista & Elliott	Francisco Partners & TPG
Transaction Value ($bn)[1]	$ 1.5	$ 69.2	$ 4.3	$ 0.9	$ 9.9	$ 1.4	$ 7.0	$ 29.8	$ 4.5	$ 34.6	$ 8.4	$ 16.4	$ 6.1
% Cash Consideration	100 %	49 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	50 %	100 %	100 %	100 %
Undisturbed as % of 52-Week High[2]	26 %	57 %	63 %	69 %	38 %	62 %	83 %	96 %	74 %	87 %	39 %	58 %	87 %
Premium to 52-Week High[2]	(62)%	(17)%	(9)%	(7)%	(49)%	(19)%	9 %	26 %	(5)%	12 %	(51)%	(28)%	2 %

Source: Public Filings, FactSet | [1] Transaction value includes convertible note breakage costs assuming takeout date per anticipated transaction close referenced in announcement press release. Convertible note breakage costs exclude any impact from capped call unwind. [2] Reflects 52-week high as of undisturbed date.

Investment Banking | 26

Confidential Analysis at Various Prices Illustrative Share Price Metric $ 20.73 $ 22.50 $ 25.00 $ 27.00 $ 30.00 $ 32.50 $ 35.00 Premium / Discount to C urrent $ 20.73 0% 9% 21% 30% 45% 57% 69% Software Median to Ansys: Juniper: Everbridge: 29% 32% Undisturbed 47% (2022 – Today): 44% Premium / Discount to 1M VWAP $ 22.97 (10)% (2)% 9% 18% 31% 41% 52% Premium / Discount to IPO Price $ 18.00 15% 25% 39% 50% 67% 81% 94% Premium / Discount to 52 Week High $ 25.02 (17)% (10)% (0)% 8% 20% 30% 40% Software Median to 52-Week-High (2022 – Today): (19)% Fully Diluted Equity Value 4,358 4,730 5,256 5,676 6,307 6,833 7,358 2023YE Net Debt 781 781 781 781 781 781 781 Enterprise Value $ 5,139 $ 5,511 $ 6,037 $ 6,457 $ 7,088 $ 7,613 $ 8,139 2024E EV / Adj. EBITDA $ 270 19.1 x 20.4 x 22.4 x 23.9 x 26.3 x 28.2 x 30.2 x Other Vertical Software: 16.0x 35.2x 28.0x 2024E EV / G rowth Adj. EBITDA 15% 1.3 x 1.4 x 1.5 x 1.6 x 1.7 x 1.9 x 2.0 x 2024E EV / uFC F $ 208 24.8 x 26.5 x 29.1 x 31.1 x 34.1 x 36.7 x 39.2 x Other Vertical Software: 19.8x 46.4x 36.3x Source: Consensus broker projections Note: Current price as of 01-Mar-2024 closing. uFCF calculated as CFO – Capex - CapSW + Interest x (1 – tax rate). Investment Banking | 27

Confidential Framing Potential Process Timelines 2024 Mar Apr May 4 11 18 25 1 8 15 22 29 6 13 Milestones / Workstreams Marketing Document Preparation ~3 weeks Outbound Calls / NDAs Initial Buyer Management Meetings / Due Diligence 5 weeks First Round Bids Due Detailed / Confirmatory Diligence, Buyers Secure Financing Contract Markup Due Final Bids / Negotiate & Sign Definitive Agreement Investment Banking | 28

Appendix A: GS Credentials Investment Banking

Confidential We Are the Software M&A Advisor of Choice + + + We Deliver The Leading Unmatched Most Active in Superior Software M&A Industry the Market Outcomes Advisor Expertise #1 #1 23 230+ In client satisfaction Advisor across software Years of average Software transactions with 2x more votes M&A by deal volume senior team since 2016 than the next firm and transaction count experience GS delivers better, measurable GS has advised on almost $1 Deep team with relationships With more than 350 M&A outcomes for our clients, trillion in transaction value with the most important transactions since 2016, our having realized the highest since 2016 and 28% buyers, knowledge of their team is the most active in the sellside premiums and leadership over the #2 advisor priorities and the industry M&A market with a strong achieving deal terms that trends that impact how to understanding of how buyers maximize deal certainty design a process to maximize operate and how successful value deals get done Differentiated Experience, Advice, and Outcomes Investment Banking | 30

Confidential GS Involved in the Biggest, Most Recent Software Deals 2022 - 2023 Largest Sponsor Software Deals Largest Strategic Software Deals Transaction EV / NTM Announcemen Target Acquirer Transaction EV / NTM Announcemen Target Acquirer Target Acquirer Target Acquirer Value ($bn) Revenue t Date Advisor Advisor Value ($bn) Revenue t Date Advisor Advisor Vista Equity Vista Equity Citrix Systems $16.4 5.0 x Jan-2022 Citrix Systems $69.2 5.3 x May-2022 Partners Partners Canada Pension Canada Pension Qualtrics Qualtrics Plan Investment Plan Investment International, $11.7 7.1 x Mar-2023 International, $28.1 7.3 x Sep-2023 Board; Silver Board; Silver Inc. Inc. Lake Lake Anaplan, Inc. Thoma Bravo $10.1 12.8 x Mar-2022 Anaplan, Inc. Thoma Bravo $10.7 – Jun-2023 Hellman & Hellman & / Zendesk, Inc. Friedman / $9.9 5.5 x Jun-2022 Zendesk, Inc. Friedman / $8.3 5.1 x Jan-2023 Permira Permira Vista Equity Vista Equity Avalara, Inc. $8.4 8.8 x Aug-2022 Avalara, Inc. $5.8 2.1 x Aug-2022 Partners Partners Coupa Software, Coupa Software, Thoma Bravo $8.1 8.6 x Dec-2022 Thoma Bravo $4.6 – Jun-2023 Inc. Inc. SailPoint SailPoint Technologies Thoma Bravo $7.0 12.9 x Apr-2022 Technologies Thoma Bravo $4.3 10.8 x Jan-2022 Holdings, Inc. Holdings, Inc. TPG Capital; TPG Capital; Francisco Francisco New Relic, Inc. $6.1 5.8 x Jul-2023 New Relic, Inc. $4.1 6.1 x Jul-2022 Partners Partners Management Management Cvent Holding Cvent Holding Blackstone $4.5 6.2 x Mar-2023 Blackstone $4.1 – Jan-2022 Corp. Corp. Engagesmart, Vista Equity Engagesmart, Vista Equity $4.0 8.7 x Oct-2023 $3.6 – Jul-2023 Inc. Partners Inc. Partners Source: FactSet; market data as of 01-Jan-2024 Investment Banking | 31

Confidential Goldman Sachs Achieves Better Outcomes for Our Clients Goldman Sachs is the Clear Leader in Software M&A, Having Advised on ~$880 Billion Deal Volume Since 2019 Software M&A League Tables 2019-2023 Software Deal Volume 2019-2023 Software Deal Count 2019 2020 2021 2022 2023 $ 878bn 1 179 above #2 above #2 46% 38% Morgan Morgan Morgan Morgan Morgan 130 2 $ 603bn 127 Stanley Stanley Stanley Stanley Stanley $ 431bn 85 82 3 JP Morgan JP Morgan JP Morgan Bank of America JP Morgan $ 310bn $ 285bn 4 Credit Suisse Bank of America Citi JP Morgan Qatalyst 5 Barclays Credit Suisse Evercore Credit Suisse Citi Advising on the Largest Transformative M&A Source: FactSet; market data as of 1-Jan-2024 Note: public and private deals considered. Analysis excludes intra-China and cancelled deals. Only transactions above $500mm or with undisclosed Investment Banking | 32 transaction sizes are included in both total volumes and total counts. League Table ranking based on deal volumes.

Confidential GS is the EdTech M&A Advisor of Choice Exclusive Financial Advisor / Financial Advisor / Financial Advisor / Exclusive Exclusive Financial Advisor Lead Financial Advisor Lead Financial Advisor Committed Financing Provider Financing Provider Financial Advisor Financial Advisor Financing Provider $1.7bn Sale of Equity $750mm $5.3bn $5.2bn Sale to Sale to Sale to Acquistion of Stake to Sale to Sale to Acquisition of January 2024 September 2023 April 2023 April 2022 January 2022 December 2021 December 2021 October 2021 / Exclusive Co-Lead Exclusive Exclusive Exclusive Financial Advisor Financial Advisor Financial Advisor Financial Advisor Financial Advisor Financial Advisor Financial Advisor Financial Advisor $500mm $1.4bn $394mm Sale of $536mm Sale to $792mm Sale to Merger with Acquisition of Merger with Acquisition of Equity Stake to Sale of Capita ESS to / / September 2021 September 2021 September 2021 July 2021 March 2021 February 2021 October 2020 January 2020 Financial Advisor, Financial Advisor & Financial Advisor & Exclusive Financial Advisor Exclusive Financial Advisor Financial Advisor Financial Advisor Financial Advisor Lead Left Arranger Lead Left Arranger Lead Left Arranger Sale to Sale of minority in the in the in the $1.6bn $2.6bn Sale to interest to Acquisition of Acquisition of Acquisition of Sale to Sale to And Undisclosed Undisclosed / November 2019 October 2019 May 2018 April 2018 September 2017 August 2017 August 2017 July 2017 Note: Includes transactions completed by GS team members prior to joining GS. Investment Banking | 33

Appendix B: Selected Precedent Transactions Investment Banking

Confidential

Goldman Sachs

Selected Public Software Transactions

Transaction Multiples | Public Software Transactions Since 2022


EV / NTM Revenue[1]
14.5 x
12.9 x
12.8 x
11.4 x
9.7 x
8.8 x
8.6 x
8.4 x
7.7 x
7.1 x
7.1 x
6.8 x
5.8 x
5.5 x
5.1 x
5.0 x
5.0 x
4.1 x
4.0 x
3.4 x
3.0 x
3.0 x
75th Percentile: 8.6 x
Median: 6.8 x
25th Percentile: 5.0 x

Announcement	Jan-2024	Apr-2022	Jun-2022	Oct-2022	Mar-2022	Aug-2022	Dec-2022	Oct-2022	Apr-2022	Aug-2022	Sep-2023	Mar-2023
Target	Ansys	SailPoint	Anaplan	KnowBe4	Mandiant	Avalara	Coupa	ForgeRock	Datto	Ping Identity	Splunk	Qualtrics
Acquiror	Synopsys	Thoma Bravo	Thoma Bravo	Vista	Google	Vista	Thoma Bravo	Thoma Bravo	Kaseya	Thoma Bravo	Cisco	Silver Lake & CPP Investments
Transaction Value ($bn)[2]	$ 34.6	$ 7.0	$ 10.1	$ 4.3	$ 5.4	$ 8.4	$ 8.1	$ 2.0	$ 6.0	$ 2.8	$ 29.8	$ 11.7
% Cash Consideration	50 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %
Premium to Undisturbed	29 %	32 %	52 %	44 %	53 %	27 %	77 %	53 %	52 %	63 %	31 %	62 %
Acquiror EV / NTM Revenue Multiple	-	-	-	-	-	-	-	-	-	-	-	-
Target NTM Revenue Growth	11 %	18 %	25 %	30 %	16 %	21 %	15 %	25 %	17 %	18 %	8 %	14 %
Target NTM Operating Margin	42 %	(4)%	(3)%	12 %	(14)%	(0)%	8 %	(10)%	19 %	(4)%	21 %	10 %

Announcement	Jan-2023	Mar-2023	Jul-2023	Jun-2022	Oct-2022	May-2022	Jan-2022	Dec-2023	Feb-2023	Feb-2024	May-2023	Mar-2023	Aug-2023
Target	Duck Creek	Cvent	New Relic	Zendesk	UserTesting	VMware	Citrix	Alteryx	Sumo Logic	Everbridge	Absolute Software	Momentive	Avid Technology
Acquiror	Vista	Blackstone	Francisco Partners & TPG	Investor Group	Thoma Bravo	Broadcom	Vista & Elliott	Clearlake	Francisco Partners	Thoma Bravo	Crosspoint	Symphony Technology Group	Symphony Technology Group
Transaction Value ($bn)[2]	$ 2.3	$ 4.5	$ 6.1	$ 9.9	$ 1.1	$ 69.2	$ 16.4	$ 4.4	$ 1.4	$ 1.8	$ 0.9	$ 1.5	$ 1.4
% Cash Consideration	100 %	100 %	100 %	100 %	100 %	49 %	100 %	100 %	100 %	100 %	100 %	100 %	100 %
Premium to Undisturbed	46 %	29 %	17 %	34 %	94 %	44 %	24 %	59 %	57 %	47 %	34 %	46 %	32 %
Acquiror EV / NTM Revenue Multiple	-	-	-	-	-	7.8 x	-	-	-	-	-	-	-
Target NTM Revenue Growth	10 %	17 %	11 %	26 %	16 %	7 %	3 %	11 %	15 %	2 %	14 %	3 %	12 %
Target NTM Operating Margin	8 %	18 %	16 %	8 %	(19)%	27 %	26 %	12 %	(13)%	18 %	6 %	15 %	21 %

Source: Public Filings, FactSet

[1] Transaction multiple reflects metrics at announcement. NTM revenue reflects median consensus estimates for the next twelve-month period as of transaction announcement date. [2] Transaction value includes convertible note breakage costs assuming takeout date per anticipated transaction close referenced in announcement press release. Convertible note breakage costs exclude any impact from capped call unwind.

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